EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE
June 16, 2006	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UI Announces Agreement with the City of Bridgeport
For the Purchase of Steel Point

In a hearing today at the Department of Public Utility Control (DPUC) The United Illuminating Company (UI) and the City of Bridgeport announced that they have reached an agreement in principle for the purchase of UI’s Steel Point property. The City of Bridgeport, its Developer and UI filed a Memorandum of Understanding (MOU) with the DPUC outlining the agreement.
The total amount that UI and the City have agreed to in order to settle all claims against the City and transfer the land is $14.9 million. The MOU is subject to DPUC approval.
“UI is very pleased to reach an agreement with the City of Bridgeport. This was a very long struggle. We have always been a strong supporter of the development of Steel Point and this MOU is a critically important step to reaching that goal. This project will help the City, help the region and even help UI and we are willing to help the city in any way we can,” said Anthony J. Vallillo, president and chief operating officer of UI.

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The United Illuminating Company (UI) is a New Haven-based regional distribution utility established in 1899. UI is engaged in the purchase, transmission, distribution and sale of electricity and related services to more than 320,000 residential, commercial and industrial customers in the Greater New Haven and Bridgeport areas. UI’s World Wide Web address is www.uinet.com. UI’s parent company, UIL Holdings Corporation, is traded on the New York Stock Exchange under the symbol UIL.